EXHIBIT 99.1

Pacific Energy Development Announces Reverse Stock Split

DANVILLE, Calif., April 23, 2013 /BusinessWire/ -- PEDEVCO Corp., d/b/a Pacific Energy Development (OTCBB:PEDO) (the "Company"), announced today the implementation of a reverse split of its common stock at a ratio of 1-for-3 of the Company’s common stock, as of April 23, 2013.

The Company’s Board of Directors, the majority of the holders of the Company’s outstanding shares of common stock as of December 3, 2012 and the majority of the holders of  the Company’s outstanding shares of Series A Convertible Preferred Stock of the Company as of December 3, 2012 approved a reverse stock split between 1-for-2 and 1-for-5 , with the specific ratio and effective time to be determined by the Board of Directors no later than December 31, 2013.

The Stock Split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, stock appreciation rights, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the Stock Split.  As a result of the Stock Split, the Company's issued and outstanding shares of common stock decreased from approximately 41.7 million pre-Stock Split shares to approximately 13.9 million post-Stock Split shares.

The Company anticipates the Stock Split to be effective with FINRA and in the marketplace on or about May 9, 2013 (the ‘Effective Date”).  From April 23, 2013 until the Effective Date, certain actions by the DTC and FINRA are required before trades of the Company’s common stock may be settled and will delay settlement of such trades during this period. As publicly disclosed in the Company’s  S-1 Registration Statement filed on October 10, 2012 with the SEC, as amended,  the Company has applied to list its common stock on the NYSE MKT and conducted the reverse stock split as part of the listing process in light of NYSE MKT’s minimum price requirement.

For more information on the Company, please visit the Company's corporate website at www.pacificenergydevelopment.com.

About PEDEVCO Corp. (d/b/a Pacific Energy Development)

PEDEVCO Corp., d/b/a Pacific Energy Development (OTCBB: PEDO) is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Pacific Rim countries. The Company's producing assets include its Niobrara asset located in the DJ Basin in Colorado, the Eagle Ford asset in McMullen County, Texas, and North Sugar Valley Field located in Matagorda County, Texas. The Company is headquartered in Danville, California, and also has an office in Beijing, China.

This press release includes “forward-looking statements” which are subject to a number of risks and uncertainties, many of which are beyond our control.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by PEDEVCO on its website or otherwise. PEDEVCO does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at PEDEVCO, Attn: Investor Relations, 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, or from the SEC’s website at www.sec.gov.

CONTACT: Media Contact:
Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21
PR@pacificenergydevelopment.com
or
Investor Relations Contact:
Liviakis Financial Communications, Inc.
415-389-4670
john@liviakis.com